Exhibit 99.6

FOR IMMEDIATE RELEASE                    SureWest Media Contact: Ron Rogers
December 16, 2005                        916-746-3123, r.rogers@surewest.com

                                         SureWest Investor Contact: Karlyn Oberg
                                         916-786-1799, k.oberg@surewest.com

                  SUREWEST NAMES STEVE OLDHAM PRESIDENT AND CEO

(ROSEVILLE, CALIFORNIA) - Leading independent telecommunications holding company SureWest Communications (NASDAQ: SURW) today announced that its Board of Directors has named Steve C. Oldham to serve as the Company's president and chief executive officer effective January 1, 2006.

Oldham, 55, has served as a member of SureWest's Board of Directors since January 2004, and has been chair of the Board's Audit Committee since June 2004. He retired from Sierra Pacific Resources (NYSE: SRP) in 2002 as senior vice president, energy supply after a 26-year career during which he held various positions in its accounting, finance and regulatory departments, including senior vice president, corporate development and strategic planning.

Kirk Doyle, SureWest's chairman, said that the SureWest Board unanimously endorsed the selection of Oldham, based upon his many years of extensive managerial and regulated enterprise experience, his keen understanding of SureWest's business, opportunities and prospects, and valued personal skills.

"The search committee reviewed the profiles of numerous outstanding executives, and interviewed many worthy candidates," said Doyle. "As impressive as the candidates were, our Board realized after careful consideration that Steve Oldham was the perfect choice to be our president and chief executive officer, and we were delighted when he accepted the position.

"Steve's extensive management and strategic planning experience make him the ideal person to maintain SureWest's leadership role as a cutting-edge provider of telecommunications services, and to build on the company's unique strengths and generate new value for SureWest's shareholders. He is well versed in our mission to be the preferred communications provider in the Sacramento region, and through his board service is keenly aware of the company and community culture."

"It is a great honor to be selected to lead SureWest," said Oldham. "We will continue to provide innovative products and rapid technology deployment to maximize customer satisfaction. SureWest wants to be at the forefront in providing superior customer service and leading edge products, making the company the customer's first and only choice for all communications needs.

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"Over the course of a 30-year career, I have had the pleasure of working with thousands of exceptional people. My experience with the management and employees at SureWest convinces me that it should be placed at the top of the list of great companies. We not only want SureWest to be the customer's first choice, but to be the employer of choice for our nearly 1,000 employees and prospective employees. I am very excited about our future prospects."

SureWest also announced that Brian H. Strom, the Company's current president and CEO will remain an employee of the Company until March 31, 2006, at which time he will retire as an executive officer after 17 years of service, but continue in a consulting role. Jay B. Kinder, senior vice president, will retire from the company on December 31, 2005, after 43 years of service, but will also continue in a consulting role. Fred A. Arcuri, senior vice president, has assumed Kinder's operational responsibilities as part of a reorganization implemented over the past year.

"We are extremely indebted to Brian and Jay for their countless contributions to the company, and are fortunate that both have agreed to provide consulting services in the year following their retirement to assist us in pursuing several operating and strategic initiatives in which they have played significant roles," said Doyle.

STEVE OLDHAM BIOGRAPHY
Steve Oldham was named president and CEO of SureWest Communications on December 16, 2005. The appointment is effective January 1, 2006.

Oldham served in many capacities during his 26-year career with Sierra Pacific Resources, before retiring in 2002 as its senior vice president, energy supply. He served from 1999 to 2001 as senior vice president, corporate development and strategic planning. Oldham's prior management positions included vice president, transmission business group and strategic development (1996 to 1999), vice president, information resources, corporate redesign and merger transactions (1995 to 1996), and vice president, regulation and treasurer (1994 to 1995).

After retiring from Sierra Pacific Resources, Oldham served as a consultant to The Brattle Group, which provides consulting services and expert testimony on economic, finance, regulatory and strategic issues in various industries. He earned a B. S. Degree in Accounting in 1976 from the University of Utah.

ABOUT SUREWEST
With more than 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

SAFE HARBOR STATEMENT
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward- looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues identified by the company, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

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